Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Earnings

ELBA, ALABAMA (May 14, 2012)…Results for the three months ended March 31, 2012 and 2011, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three months ended March 31,
	2012	2011
Premium Earned	$13,496,000	$14,870,000
Investment Income	1,135,000	1,142,000
Realized Investment Gains	206,000	770,000
Other Income	197,000	255,000
Total Revenues	$15,034,000	$17,037,000

Net Income	$531,000	$995,000

Net Income Per Share	$0.22	$0.40

The Company ended the first quarter of 2012 with net income of $531,000 compared to net income of $995,000 for the same period last year; a decrease of 46.6%. For the three-months ended March 31, 2012, the Company had net income per share of $0.22 compared to net income per share of $0.40 for the three-months ended March 31, 2011. The primary reasons for the $464,000 decrease in net income in the current year compared to the prior year were a 73.3% decrease in net realized investment gains in addition to a 20.1% increase in general expenses. The decrease in realized investment gains was primarily associated with a decline in trading activity in the investment portfolios. The increase in general expenses was primarily due to litigation expenses incurred at the holding company level, which further reduced net income in 2012 compared to 2011.

Consolidated premium revenue was $13,496,000 for the quarter-ended March 31, 2012 compared to $14,870,000 for the same period last year; a decrease of $1,374,000 or 9.2%. In late 2011, we made the decision to exit all automobile lines of business due to a lack of underwriting profitability in these programs. Also impacting premium revenue were tightened underwriting guidelines in several states in the homeowners line of business.

Shareholders’ equity as of March 31, 2012 was $38,661,000, up $646,000 compared to $38,015,000 as of December 31, 2011. Book value per share increased $0.26 per share for the period ended March 31, 2012 to $15.67 per share compared to $15.41 per share at December 31, 2011.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in twelve states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, mobile homeowners and personal non-standard automobile lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama.